UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 20, 2007

GABRIEL TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-23415	22-3062052
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4538 S. 140th Street, Omaha, Nebraska 68137
(Address of principal executive offices, including Zip Code)

(402) 614-0258
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On or about July 3, 2007, Dennis Esch, C. Mark Bolln, and Medico Insurance Company (collectively, the “Plaintiffs”), shareholders of Gabriel Technologies Corporation (the “Corporation”), filed a shareholder derivative action in the District Court of Douglas County, Nebraska, against the following individuals: Jerry Suess, Matthew Gohd, Dennis Blackman, and Roy Breeling, current members of the Board of Directors of the Corporation; Keith L. Feilmeier, a former officer and director of the Corporation; and T.J. O’Brien, a former officer of the Corporation. The Corporation was named as a nominal party defendant in the lawsuit.

The lawsuit challenges the Corporation’s issuance of stock for allegedly inadequate consideration, and asserts that corporate funds were improperly diverted by a former officer and director. These transactions all allegedly occurred prior to the appointment of the current board of directors. The lawsuit also challenges a number of more recent transactions, generally involving loans to the Corporation, which the Plaintiffs allege involve “trading away” interests in a sale or settlement involving certain allegedly valuable corporate assets. The lawsuit further alleges that the Corporation has shut down its business, has failed to hold annual meetings, and that the current board does not validly hold office. The lawsuit seeks unspecified damages, a temporary injunction and the appointment of a receiver or referee for the Corporation.

The Corporation and the directors responded to the lawsuit by filing motions to dismiss and motions to stay. These defendants pointed out that the Plaintiffs had failed to plead with particularity facts to show that demand on the Corporation’s board would have been futile. More particularly, the defendants contended that the current board was disinterested and independent and that the challenged transactions were the valid product of business judgment such that a pre-suit demand on the Corporation was required. The defendants further demonstrated that the Corporation had not shut down its business, and that the current directors validly hold their offices.

The Court held hearings on the motions on August 20, 2007, and issued a written order in which the Court expressed concern that the Plaintiffs had not specifically pled sufficient allegations to overcome their burden of showing that a demand would have been futile. Rather than make a final decision on the motions to dismiss, the Court stayed the action for ninety days, and expressed its opinion that the directors would provide a good faith examination of the Plaintiffs’ complaints. The Court set a final hearing on the motions to dismiss for November 21, 2007, and postponed any hearing on the Plaintiffs’ motions for a temporary injunction and appointment of a receiver, which had been set for August 21, 2007, during the ninety day period. Consistent with the Court’s order, the board has appointed a special committee to conduct or cause to be conducted an impartial review, analysis and investigation of the Plaintiffs’ complaints to determine whether any legal action should be taken by the Corporation against one or more persons regarding such complaints, and to report its findings to the board of directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gabriel Technologies Corporation

Dated: August 23, 2007	By:	/s/ Ronald E. Gillum, Jr.
Ronald E. Gillum, Jr. President and Chief Operating Officer